Exhibit 10.46

DOT HILL SYSTEMS CORP.

ISRAELI APPENDIX

TO THE 2009 EQUITY INCENTIVE PLAN

1.	GENERAL

1.1.	This appendix (the “Appendix”) shall apply only to participants who are residents of the state of Israel or who are deemed to be residents of the state of Israel for the payment of tax (each such participant, a “Participant”). The provisions specified hereunder shall form an integral part of the 2009 Equity Incentive Plan of Dot Hill Systems Corp. (hereinafter: the “Plan” and the “Company”, respectively), which applies to the grant of Awards under the Plan.

1.2.	This Appendix is to be read in conjunction with the Plan and it only modifies Awards granted to Participants so that they comply with the requirements set by Israeli law in general, and in particular with the provisions of Section 102 (as defined below), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix relates only to Participants and does not add to or modify the Plan in respect of any other category of Eligible Award Recipient.

1.3.	The Plan and this Appendix are complementary to each other and shall be deemed as one. In the event of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail.

1.4.	Any capitalized term not specifically defined in this Appendix shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

2.1.	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Participant.

2.3.	“Capital Gain Award” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.4.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.5.	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder (a “nosei misra” as defined in the Israeli Companies Law-1999), but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

2.6.	“ITA” means the Israeli Income Tax Authorities.

2.7.	“Non-Employee” means a Consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.8.	“Ordinary Income Award” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.9.	“102 Award” means any Award granted to an Employee pursuant to Section 102 of the Ordinance.

2.10.	“3(i) Award” means an Award granted to a Non-Employee pursuant to Section 3(i) of the Ordinance.

2.11.	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.12.	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.13.	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.14.	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	GRANT OF AWARDS

3.1.	The persons eligible for participation in the Plan as Participants shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees and/or Controlling Shareholders may only be granted 3(i) Awards.

3.2.	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

3.3.	The grant of Approved 102 Awards shall be made under this Appendix and shall be conditioned upon the approval of this Appendix by the ITA.

3.4.	Approved 102 Awards may either be classified as Capital Gain Awards (“CGAs”) or Ordinary Income Awards (“OIAs”).

3.5.

No Approved 102 Awards may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the “Election”), is appropriately filed with the ITA. The Election shall become effective beginning the first date of grant of an Approved 102 Award under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.6.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 4 below.

3.7.	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1.	Approved 102 Awards which shall be granted under this Appendix and/or any shares of Common Stock allocated or issued by the Company in connection with such Awards, including upon exercise of Approved 102 Awards and/or other shares of Common Stock allocated or issued subsequently following any realization of rights, including without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Participants for such period of time as required by Section 102 (the “Holding Period”). In the event that the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2.	Notwithstanding anything to the contrary, the Trustee shall not release any shares of Common Stock allocated or issued in connection with Approved 102 Awards prior to the full payment by the Participant of the applicable tax liabilities arising from the Approved 102 Award.

4.3.	With respect to any Approved 102 Award, subject to the provisions of Section 102, Participant shall not sell or release from trust any share of Common Stock received in connection with an Approved 102 Award, including upon the exercise of an Approved 102 Award and/or any share of Common Stock received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance shall apply to and shall be borne by such Participant. Subject to the foregoing, the Trustee may, pursuant to a written request from the Participant, release and transfer such shares of Common Stock to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the ITA of all taxes required to be paid upon the release and transfer of the shares of Common Stock, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, this Appendix, or any applicable Award Agreement and any applicable law.

4.4.	If an Approved 102 Award that is a stock option is exercised during the Holding Period, the shares of Common Stock issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Participant. If such an Award is exercised following the expiration of the Holding Period, the shares of Common Stock issued upon such exercise shall, at the election of the Participant, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Participant directly, provided that the Participant first complies with all applicable provisions of the Plan and this Appendix and makes payment of any applicable taxes in respect thereto.

4.5.	Upon receipt of an Approved 102 Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and executed bona fide in relation with this Appendix, or any Approved 102 Award granted to such Participant thereunder.

5.	THE AWARDS

The terms and conditions, upon which the Awards shall be granted and/or exercised, shall be as specified in the Award Agreement to be executed pursuant to the Plan and to this Appendix. Each Award Agreement shall state, inter alia, the number of shares of Common Stock or other Award units to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), and, if applicable, the vesting provisions and the exercise price.

6.	EXERCISE OF OPTIONS

6.1.	Options shall be exercised by the Participant by giving a written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the exercise price for the number of shares of Common Stock with respect to which the option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of shares of Common Stock with respect to which the option is being exercised.

7.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

7.1.	Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, other than by will or the laws of descent and distribution, or except as specifically allowed under the Plan and this Appendix, and during the lifetime of the Participant each and all of such Participant’s rights to purchase or receive shares of Common Stock hereunder shall be exercisable only by the Participant.

7.2.	As long as options or shares of Common Stock are held by the Trustee on behalf of the Participant, all rights of the Participant over the shares are personal, and can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

7.3.	In addition to the foregoing, all of the applicable provisions of Section 102 of the Ordinance will bind any transferee of the 102 Option.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1.	With regard to Approved 102 Awards, the provisions of the Plan and/or the Appendix and/or the Award Agreement shall be subject to the provisions of Section 102 and any applicable Israeli Tax Assessing Officer’s permit, and any such provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Option Agreement.

8.2.	Any provision of Section 102 and/or permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Award Agreement, shall be considered binding upon the Company and the Participants.

9.	DIVIDEND

Subject to the Company’s Certificate of Incorporation, with respect to all shares of Common Stock (but excluding, for avoidance of any doubt, any unexercised options) allocated or issued in connection with an Award, including upon the exercise of Awards, and held by the Participant or by the Trustee as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such shares of Common Stock, subject to any applicable taxation on distribution of dividends, including the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

10.	TAX CONSEQUENCES

10.1.	Any tax consequences arising from the grant or exercise of any Award, from the payment for shares of Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, the Trustee or the Participant) hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under all applicable laws, including by withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

10.2.	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to a Participant until all required payments have been fully made.

10.3.	With respect to Unapproved 102 Awards, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or its Affiliates a security or guarantee for the payment of tax due at the time of sale of shares of Common Stock, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

11.	OTHER AWARDS

All other Award shall be subject, mutatis mutandis, to the provisions of this Appendix and the Plan, as well as such restrictions, including restrictions as to vesting and transferability, as the Committee may impose in its sole discretion.

12.	GOVERNING LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of the Tel Aviv — Jaffa District shall have sole jurisdiction in any matters pertaining to this Appendix.

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